EXHIBIT 99.1

Alion Acquires ManTech Environmental Technology, Inc.
Purchase to help technology solutions provider expand environmental and chemical/biological homeland defense capabilities

McLean, VA, February 14, 2005 – Alion Science and Technology announced today that it has acquired ManTech Environmental Technology, Inc. (METI), an environmental and life sciences research and development company.

METI conducts research and performs support services in environmental and life sciences for the Environmental Protection Agency (EPA), the National Institutes of Health (NIH), the Department of Defense (DoD), the Department of Homeland Security, the Department of Energy and other agencies and organizations.

“The research and development conducted by METI in the environmental and health sciences is highly complementary to the existing work Alion does with the EPA,” said Alion Chairman and CEO Bahman Atefi. “This strategic acquisition will allow us to expand our services to the Department of Defense as well as civilian agencies and increase our capabilities in the health sciences and in the chemical/biological defense counterterrorism arenas.”

METI, currently headquartered in Research Triangle Park, NC, has staff located in four cities throughout the U.S. The company will operate as the Life and Environmental Technology Division, part of Alion’s Technology Solutions Group.

About Alion
Alion Science and Technology is an employee-owned research and development company providing technology services to the Department of Defense, other government agencies, and commercial customers. Building on almost 70 years of experience, Alion employee-owners provide expertise in defense operations; modeling and simulation; information technology; wireless communication; industrial technology solutions; chemical, biological and explosive science; and nuclear engineering. Based in McLean, Virginia, Alion supports our customers’ needs at major offices, customer sites and laboratories worldwide. For more information, call 877.771.6252 or visit Alion online at www.alionscience.com.

This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of risk factors and uncertainties discussed in documents periodically filed by Alion with the SEC. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.